As filed with the Securities and Exchange Commission on August 4, 2000
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                          SECURE COMPUTING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                          ----------------------------

             DELAWARE                        7371                52-1637226
(STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   INDUSTRIAL CLASSIFICATION    IDENTIFICATION
                                         CODE NUMBER)              NUMBER)

                          ONE ALMADEN BLVD., SUITE 400
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 918-6100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           --------------------------

                                  JOHN MCNULTY
                          ONE ALMADEN BLVD., SUITE 400
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 918-6100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                           --------------------------

                                   COPIES TO:
                                AUGUST J. MORETTI
                                    KYLE GUSE
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                         2500 SAND HILL ROAD, SUITE 100
                        MENLO PARK, CALIFORNIA 94025-7063
                            TELEPHONE: (650) 234-4215
                            FACSIMILE: (650) 234-4299

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _______________

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

                           --------------------------

         SECURE COMPUTING CORPORATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL SECURE COMPUTING CORPORATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
                                          AMOUNT TO BE   OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION FEE
  TITLE OF SECURITIES TO BE REGISTERED     REGISTERED         SHARE(2)             PRICE(2)
-------------------------------------------------------------------------------------------------------------------
     Common Stock, $0.01 par value        1,354,436(1)       $17.90625            $24,252,870          $6,402.76

===================================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Amount being registered includes (i) 398,989 shares of common stock currently outstanding and (ii) an estimated 955,447 shares of common stock issuable upon conversion of 3,903 shares of Series E preferred stock. The number of shares issuable upon conversion of the Series E Preferred stock is estimated based on an assumed conversion price of $16.1875, which was the closing price of the common stock on the Nasdaq National Market on July 11, 2000. Secure has chosen to register approximately 400% of the number of shares of common stock currently issuable upon conversion of outstanding shares of Series E preferred stock based on such a conversion price so that a sufficient number of shares are registered in the event the conversion price of the Series E Preferred stock is lower than expected.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on August 3, 2000, as reported in The Wall Street Journal.

                   SUBJECT TO COMPLETION, DATED AUGUST 4, 2000

PRELIMINARY PROSPECTUS
                          SECURE COMPUTING CORPORATION

                                    1,354,436

                                     SHARES
                                  COMMON STOCK



         This prospectus may be used only in connection with the resale, from time to time, of up to 1,354,436 shares of common stock, $0.01 par value, of Secure Computing Corporation by Westgate International, L.P. This amount includes 398,989 shares of common stock previously issued to Westgate, and an estimated 955,447 shares of common stock issuable upon conversion of outstanding shares of Series E preferred stock

         Our address is One Almaden Blvd., Suite 400, San Jose, California 95113, telephone number (408) 918-6100.

         Our common stock trades on the Nasdaq National Market under the symbol "SCUR". On July 27, 2000, the closing price for our common stock, as reported on the Nasdaq National Market, was $19.375 per share.

         Beginning on page 3, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Westgate is offering to sell, and seeking offers to buy, shares of Secure Computing's common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

          In this prospectus, "Secure Computing", "we", "us" and "our" refer to Secure Computing Corporation.

                     This prospectus is dated August 4, 2000

                               SUMMARY INFORMATION

         Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" below and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

         We develop and sell computer network "security" products and services designed to provide secure access control for organizations engaged in electronic commerce/business. Our products provide solutions intended to assure the integrity and security of transactions and communications over public networks such as the Internet. Our products can also be used to prevent unauthorized access to private organizations and government networks. Our products generally fall into two broad categories:

         Those intended to prevent unauthorized access to computer and network based data and information:

         *  firewalls; and

         *  web (URL) filtering software.

         Those intended to authenticate/identify network users and control access to network resources or applications:

         * authenticators (hardware and software tokens, digital certificates, and others);

         *  authentication, authorization and audit; and

         *  security access control management software.

         We originated as a small division of Honeywell Inc. which pioneered the principles of modern data security in the 1970s. We spun off from Honeywell in 1989 to develop and market core security for the National Security Agency (NSA) and other departments and agencies of the United States government. We anticipated an increased need for a product to provide security to enterprise information systems. We therefore acquired firewall, authentication and URL filtering companies in 1996.

         We now market a range of interoperable, standards-based e-commerce security products and services worldwide. Our customers include:

         *  fortune 500 companies and their branch offices;

         *  mid- to large-size companies domestically and internationally; and

         *  government agencies.

         Our goal is to provide security software solutions, which enable organizations to conduct electronic business safely and confidentially.

                                  RISK FACTORS

         You should carefully consider the following and other information contained in this prospectus before making an investment decision. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

         You should consider carefully whether an investment in Secure Computing is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in Secure Computing's shares is to enjoy a potential increase in the shares' value. Because of the risks mentioned here, and other risks not mentioned specifically here, it is possible that Secure Computing's shares will decline in value in the future. For at least some period of time in the future Secure Computing's shares may decline in value. If you cannot afford to lose the full value of your investment, in either the short or long term, purchasing Secure Computing shares is not appropriate for you.

WE ARE EXPERIENCING OPERATING LOSSES AND MAY NOT ACHIEVE PROFITABILITY.

         We have incurred losses in the past. For example, for the quarter ended December 31, 1999 we had a net operating loss of $7.6 million and for the six months ended June 30, 2000 we had a net operating loss of $12.2 million. We expect to continue to incur losses for at least the next three quarters. We may continue to incur losses thereafter. If these losses continue, our stock price may decline, which could cause you to lose part or all of your investment.

IF OUR EXISTING FINANCING SOURCES AND OTHER SOURCES ARE NOT AVAILABLE WE MAY NOT HAVE SUFFICIENT CASH TO SATISFY WORKING CAPITAL REQUIREMENTS.

         On January 26, 2000, we entered into an agreement with Westgate that gave us the right, and under certain circumstances the obligation, to sell a total of 17,500 shares of Series E preferred stock to Westgate in two tranches on or before November 1, 2000. This arrangement with Westgate and our previous sale of Series D preferred stock replaced the October 4, 1999 common stock investment agreement with Manchester Securities Corp. which terminated. We have sold 17,500 shares of Series E preferred stock to Westgate, the full amount purchasable under this agreement, with gross proceeds to us of $17,500,000. As of the date of this prospectus, 13,597 shares of Series E preferred stock have been converted into 1,220,083 shares of common stock.

         On June 30, 2000, we entered into a put/call agreement with Westgate that gives us the right, and under certain circumstances the obligation, to sell a total of 15,250 of Series F preferred stock to Westgate in two tranches on or before March 1, 2001. As of the date of this prospectus, no shares of Series F preferred stock have been sold to Westgate. We believe our current cash balances and the additional financing resources in this new agreement with Westgate are sufficient to satisfy our working capital requirements through the fourth quarter of 2001.

         Our right and obligation to sell to Westgate is subject to a number of conditions and limitations. The conditions include, for example, a requirement that our representations and warranties contained in the put/call agreement must be accurate and our stock must be listed for trading. The limitations include, for example, a requirement that we cannot require Westgate to purchase any amount of stock in excess of 7% of our market capitalization in any tranche and we cannot sell stock to Westgate if the market price of our common stock is less than $6.00. The terms of the Series F preferred stock are described below under "Description of Capital Stock -- Preferred Stock." If any of the conditions are not satisfied or if any of the limitations are exceeded, we may not be able to raise working capital by selling additional shares of Series F preferred stock to Westgate.

         The risk to us is that at the time we will need cash, the above potential sources of working capital may be unavailable or insufficient to meet our cash needs. Moreover, financing from other sources may not be available on satisfactory terms or at all. Our failure to obtain financing could result in our insolvency and the loss to investors of their entire investment in our common stock.

THE CONVERSION OF EITHER THE SERIES E OR SERIES F PREFERRED STOCK SOLD PURSUANT TO PUT/CALL AGREEMENTS WITH WESTGATE WILL HAVE A DILUTIVE IMPACT ON OUR SECURITY HOLDERS.

         The number of shares of common stock that may ultimately be issued upon conversion of shares of either Series E or Series F preferred stock is presently undeterminable because the conversion prices of the Series E and Series F preferred stock are based, in part, on the price of the common stock around the time of the conversion. Assuming a conversion price of

$16.1875 per share, conversion of all of the 3,903 shares of Series E preferred stock outstanding and authorized for issuance would result in the issuance of approximately 241,112 shares of common stock. This represents about 0.975% of our outstanding common stock based on the number of shares outstanding as of June 30, 2000. Assuming a conversion price of $16.1875 per share, conversion of all 15,250 shares of Series F preferred stock authorized for issuance would result in the issuance of approximately 942,084 shares of common stock. This would represent about 3.810% of our outstanding common stock based on the number of shares outstanding as of June 30, 2000.

         The number of shares issuable upon conversion of either the Series E or Series F preferred stock will increase as the price of our common stock drops. For example, if the price of our common stock drops to $5.00 per share, assuming all 3,903 shares of Series E preferred stock were converted, we would issue approximately 780,600 shares of common stock. This would represent approximately 3.157% of our outstanding common stock based on the number of shares outstanding as of June 30, 2000. Assuming a conversion price of $5.00 per share, conversion of all 15,250 shares of Series F preferred stock would result in the issuance of approximately 3,050,000 shares of common stock. This would represent approximately 12.335% of our outstanding common stock based on the number of shares outstanding as of June 30, 2000. Either of these would in turn place additional downward pressure on the price of our common stock. A downward spiral of the price of our common stock could result in the loss of substantially all your investment.

COMPETITION FROM COMPANIES PRODUCING ENTERPRISE NETWORK AND DATA SECURITY PRODUCTS COULD REDUCE OUR SALES AND MARKET SHARE.

         Our principal products are network and data security products which enable organizations to conduct electronic business safely and confidentially. Because the market for these products is highly competitive it may be difficult to significantly increase our market share and our share may actually decline.

         Our customers' purchase decisions are based heavily upon the quality of the security our products provide, the ease of installation and management, the ability to increase the numbers of individuals using our software simultaneously and the flexibility of our software. If a competitor can offer our customers a better solution in these areas and we are unable to rapidly offer a competitive product we may lose customers. Additionally, barriers to entry into our market are relatively low, and competitors could offer new solutions rapidly and at relatively low costs. This could lead to increased price pressure, reduced margins and a loss of market share.

MANY OF OUR COMPETITORS AND POTENTIAL COMPETITORS HAVE SIGNIFICANTLY GREATER FINANCIAL, MARKETING, TECHNICAL AND OTHER COMPETITIVE RESOURCES THAN WE HAVE.

         Our most significant competitors currently include:

         *  ActivCard S.A.;

         *  Axent Technologies Ltd.;

         *  CheckPoint Software Technologies Ltd.;

         *  Network Associates, Inc.; and

         *  RSA Security, Inc.

         Our larger actual and potential competitors may be able to leverage an installed customer base and/or other existing or future enterprise-wide products, adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Additionally, we may lose product sales to these competitors because of their greater name recognition and reputation among potential customers.

         Our future potential competitors could include developers of operating systems or hardware suppliers not currently offering competitive enterprise-wide security products including Microsoft Corporation, Sun Microsystems, Inc., Lucent Technologies, Inc., Nortel Networks, 3Com Corporation, Cisco Systems, Inc. and Novell, Inc. If any of those potential competitors begin to offer enterprise-wide security systems as a component of their hardware, demand for our software could decrease. Ultimately, approaches other than ours may dominate the market for enterprise network and data security products.

OTHER VENDORS MAY INCLUDE PRODUCTS SIMILAR TO OURS IN THEIR HARDWARE OR SOFTWARE AND RENDER OUR PRODUCTS OBSOLETE.

         In the future, vendors of hardware and of operating system or other software may continue to enhance their products or bundle separate products to include functions that are currently provided primarily by network security software. For example, a group of companies, including Microsoft, IBM, Compaq, and Hewlett-Packard, recently formed an alliance for the purpose of developing standard security specifications. We may be at a competitive disadvantage if any such standards gain market acceptance and are adopted by competitors and if we are unable to take advantage of such standards. If network security functions become standard features of computer hardware or of operating system software or other software, our products may become obsolete and unmarketable, particularly if the quality of these network security features was comparable to that of our products. Furthermore, even if the network security and/or management functions provided as standard features by hardware providers or operating systems or other software is more limited than that of our products, our customers might accept this limited functionality in lieu of purchasing additional software. Sales of our products would suffer materially if we were then unable to develop new network security and management products to further enhance operating systems or other software and to replace any obsolete products.

TECHNOLOGY IN THE ENTERPRISE NETWORK AND DATA SECURITY MARKETS IS CHANGING RAPIDLY, AND IF WE FAIL TO DEVELOP NEW PRODUCTS WHICH ARE WELL ACCEPTED, OUR MARKET SHARE WILL ERODE.

         To compete successfully we must enhance our existing products and develop and introduce new products in a timely manner. Our net sales and operating results could be materially affected if we fail to introduce new products on a timely basis. The rate of new network and data security product introductions is substantial, and security products have relatively short product life cycles. Our customer requirements and preferences change rapidly. Our net sales and operating results will be materially affected if the market adopts as industry standards solutions other than those we employ. In addition, a portion of our basic research efforts are funded by government contracts. If those contracts are terminated for any reason, it could reduce our new product stream, which could materially reduce our net sales and operating results.

IF THE USE OF PUBLIC SWITCHED NETWORKS SUCH AS THE INTERNET DOES NOT CONTINUE TO GROW, OUR MARKET AND ABILITY TO SELL OUR PRODUCTS AND SERVICES WILL BE LIMITED.

         Our sales also depend upon a robust industry and infrastructure for providing access to public switched networks, such as the Internet. If the infrastructure or complementary products necessary to make these networks into viable commercial marketplaces are not developed, or, if developed, these networks do not become and continue to be viable commercial marketplaces, our net sales and operating results could suffer.

OUR PRODUCT LINE IS NOT DIVERSIFIED, AND ANY DROP IN THE DEMAND FOR NETWORK AND DATA SECURITY PRODUCTS WOULD MATERIALLY HARM OUR BUSINESS.

         Substantially all of our revenue comes from sales of enterprise network and data security products, and related services. We expect this will continue for the foreseeable future. As a result, if for any reason our sales of these products and services are impeded, our net sales and operating results will be significantly reduced. The same would occur if we face difficulties or delay in diversifying our product offerings to lessen our dependency on those products.

OUR STOCK PRICE AND OUR QUARTERLY OPERATING RESULTS ARE HIGHLY VOLATILE, WHICH MAY IMPAIR OUR ABILITY TO RAISE MONEY AND CAUSE OUR INVESTORS TO LOSE MONEY.

         The price of our common stock, like that of many technology companies, has fluctuated widely. In addition, our revenues and operating results have fluctuated significantly from period to period, which tends to increase the volatility of our common stock price. We expect that our quarterly results will continue to fluctuate significantly. Fluctuation in our results and stock price may cause our investors to lose money and impair our ability to raise additional capital. Factors that may affect stock price volatility include:

         *  unexpected fluctuations in operating results;

         * Secure Computing or its competitors announce technological innovations or new products;

         * developments with respect to our patents or other proprietary rights or those of our competitors;

         * our ability to successfully execute our business plan and compete in the network security industry; and

         *  analyst reports and media stories.

QUARTERLY REVENUES AND OPERATING RESULTS DEPEND ON THE VOLUME AND TIMING OF ORDERS RECEIVED, WHICH MAY BE AFFECTED BY LARGE INDIVIDUAL TRANSACTIONS AND WHICH SOMETIMES ARE DIFFICULT TO PREDICT.

         Historically we have recognized a substantial portion of our license revenues in the last week of each quarter. This increases our uncertainty about the results of any given quarter. Our quarterly operating results may vary significantly depending on a number of other factors, including:

         * the timing of the introduction or enhancement of products by us or our competitors;

         *  the size, timing and shipment of individual orders;

         *  market acceptance of new products;

         *  changes in our operating expenses;

         *  personnel changes, mix of products sold; and

         * changes in product pricing, and development of our direct and indirect distribution channels.

THE SALES CYCLE FOR OUR PRODUCTS IS LONG AND WE MAY INCUR SUBSTANTIAL EXPENSES AND INVENTORY FOR SALES THAT DO NOT OCCUR WHEN ANTICIPATED.

         Sales of our products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. For these and other reasons, the sales cycle for our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We are often required to ship products shortly after we receive orders and consequently, order backlog at the beginning of any period has in the past represented only a small portion of that period's expected revenue. As a result, our product revenue in any period substantially depends on orders booked and shipped in that period. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially.

         If customer demand falls below anticipated levels, it could seriously harm our operating results. In addition, our operating expenses are based on anticipated revenue levels and a high percentage of our expenses are generally fixed in the short term. Based on these factors, a small fluctuation in the timing of sales can cause operating results to vary significantly from period to period. Recently, we have experienced a lengthening of our sales cycle as a consequence of increases in enterprise-wide transactions. We believe that an increase in enterprise-wide purchasing involving extensive bundling of security products causes this extension of the sales cycle.

IF OUR PRODUCTS FAIL TO FUNCTION PROPERLY OR ARE NOT PROPERLY DESIGNED, OUR REPUTATION MAY BE HARMED AND CONSUMERS MAY MAKE PRODUCT LIABILITY AND WARRANTY CLAIMS AGAINST US.

         Our customers rely on our information security products to prevent unauthorized access to their networks and data transmissions. These customers include major financial institutions, defense related government agencies protecting national security information, and other large organizations. These customers use our products to protect confidential business information with commercial value far in excess of our net worth. Therefore, if our products malfunction or are not properly designed we could face warranty and other legal claims, which may exceed our ability to pay. We seek to reduce the risk of these losses by attempting to negotiate warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance. However, these measures may ultimately prove ineffective in limiting our liability for damages.

         In addition to any monetary liability for the failure of our products, an actual or perceived breach of network or data security at one of our customers could harm the market's perception of our products and our business. The harm could occur regardless of whether that breach is attributable to our products.

         We also face the more general risk of bugs and other errors in our software. Software products often contain undetected errors or bugs when first introduced or as new versions are released, and software products or media may contain undetected viruses. Errors or bugs may also be present in software that we license from third parties and incorporate into our products. Errors, bugs or viruses in our products may result in loss of or delay in market acceptance, recalls of hardware products incorporating the software or loss of data. Our net sales and operating results could be materially reduced if we experience delays or difficulties with new product introductions or product enhancements.

UNDER THE TERMS OF OUR FINANCINGS WE MAY BE REQUIRED TO MAKE COMPENSATORY PAYMENTS WHICH WOULD MATERIALLY AFFECT OUR CASH POSITION AND BUSINESS.

         Under the terms of the agreement with the holders of common stock issued upon conversion of our Series C preferred stock, we are subject to a number of ongoing obligations. For example, our stock must be quoted on the Nasdaq Stock Market, or listed on the New York Stock Exchange or the American Stock Exchange. Additionally, we must maintain the effectiveness of the registration statement covering the resale of the common stock issued upon conversion of the Series C preferred stock. If we fail to satisfy our ongoing obligations we are subject to compensatory payments. The potential compensatory payments generally consists of a cash payment equal to 1.5% per month of the stated value of the Series C preferred stock and/or a downward adjustment to the conversion price of the Series C preferred stock. For example, in September 1999, one of our holders of Series C preferred stock claimed that we were not in compliance with our obligations. We issued 42,100 shares of common stock in full satisfaction of this claim. The risk to us is that if the holders of any of the common stock issued upon conversion of the Series C preferred stock are successful in imposing such compensatory payments, our cash could be depleted and/or our stockholders could be diluted by the issuance of additional stock.

         In addition, we may also be required to make compensatory payments which would materially affect our cash position and business under the terms of our Series E preferred stock financing and our Series F preferred stock financing. Under the terms of the agreements with Westgate, we are subject to a number of ongoing obligations. For example, our stock must be quoted on the Nasdaq Stock Market and the registration statements covering the resale of the common stock issued or issuable upon conversion of the Series E and Series F preferred stock must be effective. If we fail to satisfy our ongoing obligations we are subject to compensatory payments. The potential compensatory payments generally consist of a cash payment equal to approximately 1% of the purchase price of the preferred stock for the first 30 days that we fail to satisfy our obligations and 2% for each 30 day period thereafter. See "Description of Capital Stock -- Preferred Stock." The risk to us is that if a stockholder is successful in imposing such compensatory payments, our cash could be depleted.


WE MAY BE REQUIRED TO REDEEM THE SERIES E OR SERIES F PREFERRED STOCK AND WE CURRENTLY DO NOT HAVE SUFFICIENT FUNDS TO PAY FOR A REDEMPTION.

         We may be forced to redeem all of the Series E preferred stock, 3,903 shares of which are outstanding on the date of this prospectus, upon the occurrence of certain events. After issuance we may also be required to redeem the Series F preferred stock. Events that could trigger our obligation to redeem the Series E or Series F preferred stock include, for example, delisting of our common stock from the Nasdaq National Market, our failure to maintain the effectiveness of the registration statement covering the resale of the common stock issuable upon conversion of the Series E or Series F preferred stock or if there is a change in control of Secure Computing.

         We currently lack sufficient funds to pay for a redemption of a significant amount of Series E or Series F preferred stock. Even if we have sufficient funds to pay for a redemption, our operations would be materially and adversely affect by the substantial cost of a redemption. For a description of the circumstances requiring a potential redemption, see "Description of Capital Stock -- Preferred Stock."

IF WE LOSE A SIGNIFICANT CUSTOMER, WE WILL INCUR GREATER LOSSES.

         We derive a significant portion of our revenues from a limited number of customers. For example, our top five customers in products and services made up 20% of our products and services revenue in 1999. If we lose any of these customers and fail to replace the customer or fail to increase revenues from other customers, we will incur greater losses. Additionally, if our revenues from any of these customers are reduced, without an increase in revenues from other customers, we will incur greater losses.

IF WE FAIL TO COLLECT AMOUNTS DUE FROM OUR CUSTOMERS ON A TIMELY BASIS, OUR CASH FLOW AND OPERATING RESULTS MAY SUFFER.

         Because the timing of our revenues is difficult to predict, and our expenses are often difficult to reduce in the short run, management of our cash flow is very important to us. In recent quarters the time for collection of amounts due from our customers has increased significantly. Like most companies, we anticipate that a portion of the amounts owed to us will never be paid. However, if our actual collection of amounts owed to us is less than we have estimated, we will have less cash to fund our operations than we anticipated and our financial condition and operating results could be adversely affected.

         In addition, collection of amounts due us from sales to resellers and distributors generally takes longer than for other sales. Therefore, if our sales to resellers and distributors increase as a percentage of our total revenue, the average number of days it takes for us to collect amounts due from our customers may increase. If there is an increase in the time required for us to collect amounts due us, we will have less cash to fund our operations than we anticipated. This in turn could adversely affect our financial condition and operating results.

         We have taken and may from time to time take various forms of action to manage the amounts due us from customers, including selling the debt owed us to lenders at a discount and granting customer discounts in exchange for earlier payment.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, DELAWARE LAW, COULD DISCOURAGE A TAKEOVER OR FUTURE FINANCING.

         The terms of our certificate of incorporation and share right agreement permit our Board of Directors to issue up to 2,000,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders.

         The Board may authorize the issuance of preferred stock with voting or conversion rights that could materially weaken the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, provisions of Delaware law, our certificate of incorporation and bylaws, such as a classified board and limitations on the ability of shareholders to call special meetings, and provisions of our share rights agreement could delay or make more difficult a merger, tender offer, proxy contest or other takeover attempts.

UNANTICIPATED COSTS AND DISALLOWANCE OF COSTS UNDER OUR GOVERNMENT CONTRACTS MAY HARM OUR BUSINESS.

         Under our government contracts, we bear the risk that increased or unexpected costs of providing our services may reduce our profit margin. Any material unanticipated costs could therefore harm our business. In addition, recoverable expenses previously billed by us are subject to review and audit by the Defense Contract Audit Agency. If the Defense Contract Audit Agency disallows any of the costs we claim under our contracts, it could adversely affect our operating results. We have not previously experienced any material disallowance of costs respecting our government contracts.

THE ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL TO DEVELOP OUR PRODUCTS AND MANAGE OUR BUSINESS IS EXTREMELY IMPORTANT AND OUR FAILURE TO DO SO COULD HARM OUR BUSINESS.

         We believe our success depends significantly upon a number of key technical and management employees. We may be unable to achieve our revenue and operating performance objectives unless we can attract and retain technically qualified and highly skilled engineers, sales, consulting, technical, financial, operations, marketing and management personnel. These personnel are particularly important to our research and development efforts, and to our growing professional service business, where we employ a large number of technical personnel holding advanced degrees and special professional certification. Competition for qualified personnel is intense and we expect it to remain so for the foreseeable future. We may not be successful in retaining our existing key personnel and in attracting and retaining the personnel we require. Our operating results and our ability to successfully execute our business plan will be adversely affected if we fail to retain and increase our key employee population.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS RELATED TO DOING BUSINESS IN FOREIGN COUNTRIES.

         International sales are a substantial portion of our business. Although almost all of our sales are payable in U.S. dollars, several factors could make it difficult for customers from foreign countries to purchase our products and services, or pay us for obligations already incurred. Such factors include:

         *  severe economic decline in one of our major foreign markets; and

         * substantial decline in the exchange rate for foreign currencies with respect to the U.S. dollar.

         A decline in our international sales or collections of amounts due us from customers could materially effect our operations and financial conditions. In 1998, 24% of our total sales came from international sales. Of this 24%, Japan and Sweden accounted for the largest sources of foreign sales. For fiscal year 1999, 11% of our total sales came from international sales. Of this 11%, the United Kingdom, Germany, Scandinavia and Japan accounted for the largest sources of foreign sales. A very large drop in our sales or collections of amounts due us in these specific countries as a result of recession or other economic or political disturbances would likely harm our net sales and operating results.

         In addition, we face a number of general risks inherent in doing business in international markets, including, among others:

         *  unexpected changes in regulatory requirements;

         *  tariffs and other trade barriers;

         *  potentially greater difficulty in collecting amounts due us;

         *  longer periods of time to collect amounts due us; and

         * a higher rate of piracy of our products in countries with a high incidence of software piracy.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York, 10048 and 500 West Madison, Chicago, Illinois, 60661. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where you can find certain information regarding issuers (including Secure Computing).

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Secure Computing Corporation and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

         The following documents filed pursuant to the 1934 Act, as amended, are incorporated into this prospectus by reference: (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000; (iii) our Current Reports on Form 8-K filed with the Commission on October 8, 1999 and February 9, 2000; and (iv) the description of our common stock contained in the registration statement filed under the 1934 Act registering such common stock under Section 12 of the 1934 Act.

         All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering of the securities offered in this prospectus shall be deemed to be incorporated by reference in this prospectus.

         We will undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates. Requests for such copies should be directed to: Chief Financial Officer, Secure Computing Corporation, One Almaden Blvd., Suite 400, San Jose, California 95113 (408) 918-6100.


                               SELLING STOCKHOLDER

         On December 17, 1999, we entered into the investment agreement with the selling stockholder, Westgate International, L.P., and on that date, we sold 5,000 shares of Series D preferred stock to Westgate for $5,000,000. In addition, on December 31, 1999 pursuant to the investment agreement Westgate purchased an additional 2,500 shares of our Series D preferred stock for $2,500,000. Westgate has converted all of the Series D preferred stock into a total of 793,205 shares of common stock.

         On February 11, 2000, we sold 8,750 shares of Series E preferred stock to Westgate under the put/call agreement for $8,750,000. On March 1, 2000, Westgate converted 7,323 of the shares of Series E preferred stock into 606,416 shares of common stock. On May 4, 2000, Westgate converted 1,417 shares of Series E preferred stock into 213,842 shares of common stock. On July 6, 2000, Westgate converted 10 shares of Series E preferred stock into 836 shares of common stock.

         On June 30, 2000, we sold an additional 8,750 shares of series E preferred stock under the put/call agreement for $8,750,000. On July 6, 2000, Westgate converted 4,847 shares of Series E preferred stock into 398,989 shares of common stock. This prospectus covers the common stock issued upon conversion of the Series E preferred stock sold on June 30, 2000 and the common stock issuable upon conversion of the 3,903 shares of Series E preferred stock outstanding on the date of this prospectus. The terms of the put/call agreement and the Series E preferred stock are summarized below under "Description of Capital Stock -- Preferred Stock."

         On June 30, 2000, we entered into a put/call agreement with Westgate for the sale of up to 15,250 shares of Series F preferred stock to Westgate. The terms of the put/call agreement and the Series F preferred stock are summarized below under "Description of Capital Stock -- Preferred Stock."

                         REGISTRATION RIGHTS AGREEMENTS


         On January 26, 2000, we entered into a registration rights agreement with Westgate. That agreement requires that we register the common stock issuable upon conversion of the Series E preferred stock. This prospectus covers 1,354,436 shares of common stock issued and issuable upon conversion of the 8,750 shares of Series E preferred stock issued to Westgate on June 30, 2000 under the put/call agreement.

         We are subject to compensatory payments if we do not fulfill our obligations under the registration rights agreement. For example, our stock must be quoted on the Nasdaq Stock Market and the registration statements covering the resale of the common stock issued or issuable upon conversion of the Series E preferred stock must be effective. The potential compensatory payments generally consists of a cash payment equal to approximately 1% of the purchase price of the preferred stock for the first 30 days that we fail to satisfy our obligations and 2% for each 30 day period thereafter. The holders of Series E preferred stock may also demand redemption if we do not satisfy certain of our obligations under the registration rights agreement. See "Description of Capital Stock -- Preferred Stock" below.


HOLDINGS OF SELLING STOCKHOLDER.

         The following table sets forth the aggregate number of shares of common stock held by the selling stockholder and offered by the selling stockholder and the percentage of all shares of common stock held by the selling stockholder after giving effect to the offering (based on an estimated 24,726,539 shares of common stock outstanding as of June 30, 2000).

         Other than its ownership of our securities pursuant to the following agreements, the selling stockholder has not had any material relationship with us within the past three years:

         * On December 17, 1999 we entered into an investment agreement with Westgate pursuant to which we sold 7,500 shares of Series D preferred stock to Westgate, all of which have been converted into common stock.

         * On January 26, 2000 we entered into the put/call agreement with Westgate, as described above. Pursuant to this agreement we sold 17,500 shares of Series E preferred stock to Westgate, 13,597 of which have been converted into common stock.

         * On June 30, 2000 we entered into another put/call agreement with Westgate, pursuant to which we may sell up to 15,250 shares of Series F preferred stock to Westgate.

         The number of shares beneficially owned by Westgate includes an estimated (i) 603,788 shares of common stock owned by Westgate as of the date of this prospectus, (ii) 241,112 shares of common stock issuable to Westgate upon conversion of 3,903 shares of Series E preferred stock outstanding on the date of this prospectus, and (iii) an estimated 324,324 shares of common stock issuable to Westgate within 60 days of this prospectus upon conversion of 5,250 shares of Series F preferred stock purchasable pursuant to the June 30, 2000 put/call agreement.

         The number of shares issuable upon conversion of the Series E preferred stock and the Series F preferred stock issuable within 60 days of this prospectus is estimated assuming that the 3,903 shares of Series E preferred stock outstanding on date of this prospectus are converted at a conversion price of $16.1875, which is the closing price of our common stock on July 11, 2000. We have chosen to register approximately 400% of the number of shares we estimate to be currently issuable upon conversion of the 3,903 shares of Series E preferred stock currently outstanding so that a sufficient number of shares are registered in the event that the conversion price of the Series E preferred stock declines after the date of this prospectus.

         Under our agreements with Westgate, it is prohibited from beneficially owning more than an aggregate of 9.99% of our common stock.

------------------------------------------------------------------------------------------------
                                                           PERCENT OF
                                    NUMBER OF SHARES       OUTSTANDING     NUMBER OF SHARES
NAME OF SELLING STOCKHOLDER        BENEFICIALLY OWNED     COMMON STOCK          OFFERED
------------------------------------------------------------------------------------------------
Westgate International, L.P.        1,169,224                 4.623%             1,354,436
------------------------------------------------------------------------------------------------

         We have agreed to indemnify Westgate against liabilities arising under the Securities Act. The registration rights agreement provides that we will reimburse Westgate for expenses it incurs in connection with investigating or defending against claims based upon untrue statements (or alleged untrue statements) or omission (or alleged omissions) of material facts in Secure Computing's filings with the SEC. In addition, we will indemnify Westgate against claims based on Secure Computing's violation (or alleged violation) of the Securities Act or other federal or state securities regulations.

         As explained in the "Plan of Distribution", we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by this prospectus. Westgate will receive all such proceeds. The proceeds from the sale of the Series E preferred stock to Westgate will be used for working capital purposes.

                              PLAN OF DISTRIBUTION

         All or a portion of the shares offered hereby by Westgate may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, sales on any market where our stock is traded, any other legal method of disposition, delivery of shares in settlement of option/short sales transactions, block trades, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Westgate may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Westgate. Any broker-dealer that participates in the distribution may under certain circumstances be deemed to be "underwriter" within the meaning of the Securities Act, and any commissions such broker-dealer receives and any profits it realizes on the resale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Secure Computing has agreed to indemnify Westgate with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         Any broker-dealer participating in such transactions as agent may receive commissions from Westgate (and, if it acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Westgate to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Westgate, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Westgate. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

         *  the name of any such broker-dealers;

         *  the number of shares involved;

         *  the price at which such shares are to be sold;

         * the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

         * that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         *  other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of Secure Computing for a period of two business days prior to the commencement of such distribution. In addition, Westgate will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Secure Computing's common stock by the selling stockholder.

         Westgate will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Secure Computing, and Secure Computing has paid the expenses of the preparation of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         As of the date of this prospectus, the authorized capital stock of Secure Computing consists of 50,000,000 shares of common stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value.


COMMON STOCK

         As of June 30, 2000, there were 24,726,539 shares of common stock outstanding held of record by approximately 531 registered stockholders. We believe however, that many beneficial holders of our common stock have registered their shares in nominee or street name. The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Secure Computing common stockholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Common stockholders have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and non-assessable.


PREFERRED STOCK

         The Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Secure Computing or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. These provision could also affect the market price of our common stock.

         17,500 shares of Preferred Stock have been designated as Series E preferred stock, 3,903 of which are outstanding on the date of this prospectus. All of the shares of Series E preferred stock have been reserved for issuance to Westgate pursuant to the January 26, 2000 put/call agreement with Westgate. We have sold to Westgate a total of 17,500 shares of Series E preferred stock for $1,000 per share in two equal tranches, the first of which was closed on February 11, 2000, and the second of which was closed on June 30, 2000.

         15,250 shares of Preferred Stock have been designated as Series F preferred stock, none of which are outstanding on June 30, 2000. All of the shares of Series F preferred stock have been reserved for issuance to Westgate pursuant to the June 30, 2000 put/call agreement with Westgate. Under the terms of the put/call agreement, we have the "put" right to sell, and Westgate also has the "call" right to buy, up to a total of 15,250 shares for $1,000 per share in two equal tranches. Our right to sell, and Westgate's right to purchase, the shares of Series F preferred stock in the first tranche expires on September 1, 2000. Our right to sell, and Westgate's right to purchase, the shares of Series F preferred stock in the second tranche expires on March 1, 2001. Westgate can, however, exercise its call right after these dates if the registration statement covering the resale of the common shares issuable upon conversion of the Series F preferred stock issued in the first tranche is not declared effective by the time period required by the put/call agreement. Before we can sell stock under either a put or call, we must satisfy certain conditions set forth in the put/call agreement. Those conditions include, for example, the requirement that our representations and warranties are accurate, that we are in compliance with our other agreements with Westgate, that our common stock is listed for trading and other conditions set forth in the put/call agreement.

         There are also a number of limitations on our ability to sell stock under the put/call agreement. For example, we cannot sell stock to Westgate if the market price of our common stock is less that $6.00. Additionally, we cannot sell stock to Westgate under our put right in an amount that exceeds 7% of our market capitalization. Similarly, Westgate cannot exercise its call right to buy our stock in an amount that exceeds 9% of our market capitalization.

         The terms of the Series E preferred stock and the Series F preferred stock are summarized below.

         CONVERSION: Each share of Series E and Series F preferred stock has a face value of $1000 and is convertible, at the election of the holder, into that number of shares of our common stock equal to $1000 divided by the conversion price. The conversion price is equal to the lower of:

         * an amount equal to 20% above the average closing price of our common stock for a five day trading period before the date that notice is given to sell either the Series E or Series F preferred stock, as the case may be, to Westgate in each tranche (or, if lower in the event of a put by us, 20% above the average closing price of our common stock for a five day trading period after the date that notice is given to sell the preferred stock); and

         * an amount equal to the average of the two lowest daily trading prices for the 12 trading days before the day of conversion.

         The following are examples of how the conversion price works, assuming that the average closing price of the common stock is $20 for the five trading day period around the date that notice is given to sell either the Series E or Series F preferred stock.

                EXAMPLE 1: If the average closing price for the 12 trading day period immediately prior to the conversion date is $10 then each share of either Series E or Series F preferred stock would convert into approximately 100 shares of our common stock.

                EXAMPLE 2: If the average closing price for the 12 day period immediately prior to conversion is $15 then each share of either Series E or Series F preferred stock would convert into approximately 66 2/3 shares of our common stock.

                EXAMPLE 3: If the average closing price for the 12 trading day period immediately prior to the conversion date is $30 then each share of either Series E or Series F preferred stock would convert into approximately 41 2/3 shares of our common stock. In this example the conversion price is equal to 20% above the average closing price of the common stock on the five days around the date of the notice to sell stock ($20) since that amount is lower than the $30 average market price.

         The above averages will be adjusted and recalculated based on each separate conversion date.

         The significance of having conversion factors based upon average closing prices of our common stock is that it allows the holder to receive a greater number of shares of common stock if our common stock price declines. The significance of having the conversion price set at 20% above the average closing prices is that the holder will receive at least a minimum number of shares upon conversion if our stock price rises above that amount.

         The conversion price of either the Series E or Series F preferred stock is subject to modification and adjustment. For example, the conversion price will be adjusted in connection with stock splits, distributions and certain issuances of securities below the then existing conversion price.

         The Series E and Series F preferred stock have a liquidation preference equal to the face value, and are senior to any other preferred stock in respect of the right to receive dividend payments and liquidation preferences.

         The Series E and Series F preferred stock are also subject to mandatory conversion into common stock four months after the registration statement covering the resale of the common stock issuable upon conversion of either the Series E or Series F preferred stock becomes effective. Mandatory conversion will be deferred, however, for the number of days that any of the following events have occurred:

         * the registration statement is not declared effective within 60 days of the closing of any tranche;

         * there are not a sufficient number of shares of common stock issuable upon conversion of either the Series E or Series F preferred stock;

         * we have refused to honor conversions of either Series E or Series F preferred stock; and

         * there is any other limitation on the ability of the holders of either Series E or Series F preferred stock to sell shares of common stock received upon conversion of either the Series E or Series F preferred stock.

         Additionally, the holders of either Series E or Series F preferred are not obligated to convert the Series E or Series F preferred stock into common stock unless all of the following conditions are satisfied:

         * we cannot be in material default or breach of our agreements with Westgate, including the registration rights agreements related to the registration of the common stock upon conversion of either the Series E or Series F preferred stock;

         * we must be in compliance with the terms of the Certificate of Designations related to the Series E and Series F preferred stock;

         *  we must be solvent; and

         * the conversion to common stock must not result in Westgate and its affiliates beneficially owning more than 9.99% of our outstanding common stock.

          REDEMPTION: The Series E and Series F preferred stock are subject to redemption at a premium three days following a written request by the selling stockholder. The selling stockholder can request redemption upon the occurrence of events described in the transaction documents, including for example:

         *  if we undergo a change in control;

         * if the registration related to the resale of the common stock issuable upon conversion of either the Series E or Series F preferred stock is not declared effective within 120 days of the closing of either tranche;

         * if we fail to maintain the listing of our common stock on the Nasdaq National Market;

         * if we fail to maintain the effectiveness of the registration statement related to the resale of the common stock issuable upon conversion of either the Series E or Series F preferred stock after a specified grace period;

         * our failure to reserve a sufficient number of shares of common stock for issuance upon conversion of either the Series E or Series F preferred stock;

         * our failure to pay certain of the penalties specified in the transaction documents with Westgate; and

         * our failure to comply with the terms of the warrant issued to Manchester Securities Corp. on October 5, 1999.

         The dollar amount of the redemption is generally equal to the greater of:

         * 115% to 125% (depending on the event triggering the redemption) of the price of shares of Series E or Series F preferred stock requested to be redeemed plus accumulated dividends; or

         * the price of the Series E or Series F preferred stock requested to be redeemed plus accumulated dividends, divided by the conversion price on the redemption date and multiplied by the greater of last closing price of our common stock on the date that redemption is requested or the date on which the event triggering the right to redeem first occurred.

         DIVIDEND RIGHTS: Holders of either Series E or Series F preferred stock are entitled to cumulative dividends at the rate of 4% of the purchase price of the Series E preferred stock. The dividends cumulate and are payable quarterly. The amount of each dividend is added to the liquidation preference of either the Series E or Series F preferred stock, or at our election paid in cash.

         VOTING RIGHTS: In addition to any requirements imposed by Delaware law, the vote of the holders of two-thirds of the outstanding shares of either Series E or Series F preferred stock is required for:

         * any amendment to the Certificate of Designations related to either the Series E or Series F preferred stock and for any amendment to our Certificate of Incorporation that would adversely affect the rights, preferences or privileges of either the Series E or Series F preferred stock; and

         *  any merger, reclassification consolidation or reorganization.

                                  LEGAL MATTERS

          The legality of the issuance of the securities being offered hereby is being passed upon for Secure Computing by Heller Ehrman White & McAuliffe, A Partnership of Professional Corporations, Menlo Park, California.


                                     EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee.............    $6,403
Accounting Fees.................................................   $10,000
Legal Fees and Disbursements....................................   $50,000
Miscellaneous...................................................   $25,000
Placement Agent Fees............................................  $250,000
                                                                  --------
                  Total:........................................  $341,403
                                                                  ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

A. EXHIBITS


EXHIBIT
NO.              DESCRIPTION
-------          -----------

 4.1     Put/Call Agreement between Westgate International, L.P. and
         Secure Computing Corporation dated as of January 26, 2000.*
 4.2     Put/Call Agreement between Westgate International, L.P. and
         Secure Computing Corporation dated as of June 30, 2000.
 5.1     Opinion of Heller Ehrman White & McAuliffe.
10.1 Registration Rights Agreement between Westgate International, L.P. and Secure Computing Corporation dated as of January 26, 2000.*
10.2 Registration Rights Agreement between Westgate International, L.P. and Secure Computing Corporation dated as of June 30, 2000.
23.1     Consent of Ernst & Young LLP.
23.2 Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5.1).
24.1     Power of Attorney.



* Incorporated by reference to the current report on Form 8-K filed by Secure Computing on February 9, 2000.



ITEM 17. UNDERTAKINGS.

         A. The undersigned Secure Computing Corporation hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                              (i) To include any prospectus required by section
                           10(a)(3) of the Securities Act of 1933;

                              (ii) To reflect in the prospectus any facts or
                           events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                              (iii) To include any material information with
                           respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Secure Computing Corporation pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of Secure Computing Corporation's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Secure Computing Corporation pursuant to the provisions described under Item 14 above, or otherwise, Secure Computing Corporation has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Secure Computing Corporation of expenses incurred or paid by a director, officer or controlling person of Secure Computing Corporation in the successful defense of any action, suit or proceeding) is asserted against Secure Computing Corporation by such Director, officer or controlling person in connection with the securities being registered, Secure Computing Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Secure Computing Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on August 4, 2000.


                                  SECURE COMPUTING CORPORATION

                                  By: /s/ TIMOTHY MCGURRAN
                                          ----------------
                                          Timothy P. McGurran,
                                          Senior Vice President of
                                          Operations and Chief Financial Officer

                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John McNulty and Timothy McGurran, or either of them, with the power of substitution, her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        August 4, 2000           /s/ JOHN MCNULTY
                                 ----------------
                                 John McNulty
                                 Chief Executive Officer (Principal Executive
                                 Officer) and Chairman of the Board of Directors


        August 4, 2000           /s/ TIMOTHY MCGURRAN
                                 --------------------
                                 Timothy McGurran
                                 Senior Vice President of Operations and Chief
                                 Financial Officer (Principal Financial and
                                 Accounting Officer)


        August 4, 2000           /s/ STEVEN M. PURICELLI
                                 -----------------------
                                 Steven M. Puricelli
                                 Director


        August 4, 2000           /s/ ERIC P. RUNDQUIST
                                 ---------------------
                                 Eric P. Rundquist
                                 Director


        August 4, 2000           /s/ ROBERT J. FRANKENBERG
                                 -------------------------
                                 Robert J. Frankenberg
                                 Director


        August 4, 2000           /s/ ALEXANDER ZAKUPOWSKY, JR.
                                 -----------------------------
                                 Alexander Zakupowsky, Jr.

                                 Director


         July 28, 2000           /s/ JAMES JORDAN
                                 ----------------
                                 James Jordan
                                 Director

                          SECURE COMPUTING CORPORATION
                                  EXHIBIT INDEX

A. EXHIBITS


EXHIBIT
NO.              DESCRIPTION
-------          -----------

 4.1     Put/Call Agreement between Westgate International, L.P. and
         Secure Computing Corporation dated as of January 26, 2000.*
 4.2     Put/Call Agreement between Westgate International, L.P. and
         Secure Computing Corporation dated as of June 30, 2000.
 5.1     Opinion of Heller Ehrman White & McAuliffe.
10.1 Registration Rights Agreement between Westgate International, L.P. and Secure Computing Corporation dated as of January 26, 2000.*
10.2 Registration Rights Agreement between Westgate International, L.P. and Secure Computing Corporation dated as of June 30, 2000.
23.1     Consent of Ernst & Young LLP.
23.2 Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5.1).
24.1     Power of Attorney.



* Incorporated by reference to the current report on Form 8-K filed by Secure Computing on February 9, 2000.